Exhibit 99.4

November 29, 2012	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners to Participate in
Wells Fargo Pipeline, MLP and Energy Symposium

TULSA, Okla. - Nov. 29, 2012 -- ONEOK Partners, L.P. (NYSE: OKS) will participate in the 11th Annual Wells Fargo Pipeline, MLP and Energy Symposium in New York City Dec. 4-5, 2012.

John W. Gibson, ONEOK Partners chairman and chief executive officer, will present on Tuesday, Dec. 4, at 10:45 a.m. Eastern Standard Time (9:45 a.m. Central Standard Time).

The conference will be webcast and will be accessible on ONEOK Partners' website, www.oneokpartners.com. A replay of the webcast will be archived for 30 days. The company will also post the presentation on its website that morning, beginning at 8 a.m. Eastern Standard Time (7 a.m. Central Standard Time).

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 43.4 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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